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Exhibit 99.1
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JUNE 01,2001       5:00 PACIFIC       8:00  EASTERN

         (CA-INTERACTIVE-NETWORK)(INNN) Interactive Network Announces Agreement to Merge With TWIN Entertainment to Form Two Way TV - US, Inc.

                         Business/Entertainment Editors

LOS ALTOS, Calif.--(BUSINESS WIRE)--June 1, 2001--

             UK Interactive Entertainment Specialist Two Way TV Ltd.
                           to Become Major Shareholder

         Interactive Network, Inc. (OTCBB:INNN) and TWIN Entertainment, Inc., the joint-venture company owned equally by Interactive Network and London-based Two Way TV Ltd., are to be merged to form Two Way TV (US), Inc. After closing of the transaction, the stock of Interactive Network will continue to be quoted on the over-the-counter Bulletin Board under the name of Two Way TV (US).

         In the proposed transaction, Interactive Network will be merged into TWIN Entertainment, Inc., which will change its name to Two Way TV (US), Inc. Two Way TV Ltd. will own 45 per cent of Two Way TV (US), Inc. on a fully diluted basis.

         At closing, Two Way TV Ltd. is to grant an exclusive license in the United States and Canada to Two Way TV (US), Inc. to all of the Two Way TV Ltd. games, technologies and patents. In addition, at closing, Two Way TV (US), Inc. is to grant an exclusive license to Two Way TV Ltd. outside of the United States and Canada to its patents.

         Under the terms of the agreement, Two Way TV Ltd. will obtain a majority of the Two Way TV (US), Inc. Board seats after closing.

         The agreement is subject to Interactive Network shareholder approval and the fulfillment of certain other terms and conditions, including finalizing certain material commercial arrangements with third parties, as well as the fulfillment of the necessary legal and regulatory processes.

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          About Interactive Network Inc.         www.interactivenetwork.net

         Interactive Network was incorporated in 1986 and has been publicly traded since 1991. INNN holds core patents in the field of interactive television. It helped pioneer and introduce interactive TV technology by providing an interactive service that ultimately delivered more than 40 hours of daily interactive content to six major cities in the early '90s.

         Shows made by Interactive Network included major sporting events, game shows, murder mysteries, soap operas, educational and children's programs, news broadcasts and many TV specials. Its major corporate shareholders are AT&T (NYSE:T), Motorola Inc. (MOT), General Electric Inc. (NYSE:GE), Sprint (FON), Gannett (GCI) and A.C. Nielsen.

          About Two Way TV Ltd.                            www.twowaytv.com

         London-based Two Way TV Ltd. is a channel of interactive games designed for the television. These include arcade games, trivia challenges, word puzzles and observational games that have new content every day. Some games are "pay to play" and offer cash prizes. Popular television shows such as the BBC's A Question of Sport and Mastermind and Channel 4's Fifteen to One and The Crystal Maze are also joining the channel as interactive games. For the latest series of Big Brother, Two Way TV Ltd. has enabled cable viewers to vote through their handset.

         In the UK the Two Way TV channel is available to 900,000 NTL and Telewest digital cable subscribers. It will also be on digital terrestrial broadcast platform ONdigital during summer 2001. Two Way TV Australia runs on the Austar satellite service. Recent deals will also see Two Way TV Ltd. creating interactive content for MTV, working with top games developer Infogrames, and launching on networks in Israel and Portugal.

         Two Way TV Ltd. was formed in 1992 and investors include SMI Media Invest, NTL, Liberate Technologies, The Hilton Group and Vencom.

          About TWIN Entertainment, Inc.          www.twinentertainment.com

         TWIN Entertainment, Inc. is a joint venture between two world leaders in pioneering interactive television -- Interactive Network in the United States, and Two Way TV Ltd. in the UK. TWIN Entertainment, Inc. exploits Interactive Network's significant patent portfolio and Two Way TV Ltd.'s leading edge content, production systems, operating platform and patents for digital interactive services. Based in San Francisco, TWIN Entertainment, Inc. is dedicating its resources to developing multi-player interactive TV applications, enhanced TV games played in conjunction with live and scheduled television broadcasts and on demand entertainment content for an interactive audience.

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         This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as it contains descriptions of the structure and terms of transactions that may occur in the future. These statements are not historical facts and include expressions of management's expectations about transactions, which are subject to various contingencies. Such forward-looking statements involve certain risks and uncertainties. The actual structure and terms of the transactions may differ materially from those discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in the terms and structure as a result of any applicable regulatory requirements and policy and changes in the businesses and operations of Interactive Network, Two Way TV and/or TWIN Entertainment. These entities assume no obligation for updating such forward-looking statements at any time.


             CONTACT: Interactive Network, Inc., Los Altos
                      Bruce W. Bauer, 650/947-3345
                      bwb@interactivenetwork.net
                               or
                      TWIN Entertainment Inc., San Francisco
                      Robert J. Regan, 415/703-8250
                      rregan@twinentertainment.com
                               or
                      Two Way TV Ltd., London
                      Rod Powell/Heidi Bruckland, 44 20 8433 6311/6132 (Press) press@twowaytv.com

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